Exhibit 10.5e
SELECTIVE INSURANCE GROUP, INC.
2005 OMNIBUS STOCK PLAN
Amendment No. 5
The Selective Insurance Group, Inc. 2005 Omnibus Stock Plan (the “Plan”), as amended, is hereby amended as follows, effective as of January 31, 2008:
1.	Section 2(bb) is deleted in its entirety and replaced with the following:
(bb) “Phantom Stock” means an Award valued by reference to shares of Company Stock, granted pursuant to Section 10 hereof, which upon vesting provides the right to receive either cash or shares of Company Stock.
2.	Section 10(b) is deleted in its entirety and replaced with the following, and paragraphs (c) and (d) of Section 10 shall be relettered as paragraphs (d) and (e), respectively:
(b) Settlement of Awards. Following the vesting of a Participant’s shares of Phantom Stock, the Participant shall be paid, as set forth in the Award Agreement, either the Fair Market Value of an equal number of shares of Company Stock in cash, an equal number of shares of Company Stock, or a combination thereof.
(c) Dividend Equivalents. If so provided in the Award Agreement, following the vesting of a share of Phantom Stock, the Participant shall also be entitled to dividend equivalents as follows: (1) an amount equal to the aggregate dividends paid with respect to a share of Company Stock during the period commencing on the date on which the share of Phantom Stock was granted and terminating on the date on which the Participant is entitled to settlement of such share of Phantom Stock; or (2) the Fair Market Value of that number of shares of Company Stock that would have been payable had the aggregate dividends paid with respect to a share of Company Stock during the period commencing on the date on which the share of Phantom Stock was granted and terminating on the date on which the Participant is entitled to settlement of such share of Phantom Stock been immediately reinvested in Company Stock on the dividend payment date. Any such dividend equivalents shall be payable either in cash or shares of Company Stock, with any fractional shares payable in cash, as provided in the applicable Agreement.
3.	Except as set forth in this Amendment No. 5, the Plan shall remain in full force and effect.